Exhibit 99.2
NanoString Announces Transition in Commercial Leadership
Chad Brown to Retire Following More than Four Successful Years as SVP, Sales & Marketing
Genomics and Diagnostics Veteran John D. Gerace Appointed as Chief Commercial Officer
SEATTLE – January 9, 2022 – NanoString Technologies, Inc. (NASDAQ:NSTG), a leading provider of life science tools for discovery and translational research, today announced a transition in commercial leadership. Chad Brown, who has served as SVP of Sales & Marketing since June 2017 will be shifting into a part-time Senior Advisor role effective April 1st, before fully retiring in March 2023. John D. Gerace has been named to the position of Chief Commercial Officer effective immediately.
Mr. Brown joined NanoString in July 2017 and initiated a comprehensive portfolio review, and implemented substantial improvements in sales processes, the global expansion of the commercial organization and the successful launch of GeoMx Digital Spatial Profiler.
“I joined NanoString over four years ago to build a world class sales organization. I have enjoyed the journey and am proud to say that we have achieved this goal, as demonstrated in our strong fourth quarter results,” said Chad Brown. “I look forward to supporting the transition and will be rooting for John and the team as they continue to develop the spatial biology market.”
“I’d like to extend my sincere thanks to Chad for being my commercial partner for over four great years. Chad led the restructuring of our sales approach, scale-up of our commercial team, and launch of GeoMx DSP, culminating in record-breaking 2021 revenue,” stated Brad Gray, president and CEO of NanoString. “John Gerace has spent the last several decades working in some of the most dynamic and competitive markets in life sciences, developing a deep understanding of our customers and winning strategies. His experience in building leading brands across a broad spectrum of life sciences tools and molecular diagnostics will help us bring our products to an expanding global market. In addition, John’s experience in business development can help us strengthen our portfolio and ecosystem through partnerships and deal-making.”
Mr. Gerace is a veteran life science executive who brings 35 years of diverse industry experience.
Over the prior four years, Mr. Gerace served as President of DiaSorin Molecular, LLC, the global molecular diagnostics business unit of DiaSorin SpA. Prior to DiaSorin, he was President and co-founder of Calabri Biosciences LLC, a consulting firm managing a portfolio of assets related to mobile healthcare diagnostics and monitoring. From April 2015 to December 2016, he served as President and CEO of Freedom Meditech, an early commercial stage medical device company, which he restructured and sold to Trividia Health, a subsidiary of SinoCare, Inc. From 2007 to 2014, he served in a variety of roles at Applied Biosystems/Life Technologies, including as vice president and general manager of the PCR Systems business unit, and later as Head of the Applied Markets business unit, serving the forensic science, animal health, and food safety market segments. Prior to Life Technologies, Mr. Gerace spent 14 years at Beckman Coulter in a variety of sales, marketing, and business development leadership roles. John holds B.S. degrees in Chemistry and Biological Sciences with honors from the University of California at Irvine and a M.B.A. from Pepperdine University. He currently serves on the Board of Directors of the Iacocca Family Foundation, The UC Irvine Foundation, and University Lab Partners.
“Spatial Biology has emerged as a critical force behind the next decade of life science research and future molecular diagnostics. NanoString is the clear leader in the spatial revolution, providing an entire ecosystem of spatial platforms including instruments, assays, and bioinformatic tools that span the continuum from discovery and translational research today, with the potential to power the next generation of clinical applications,” said
Mr. Gerace. “NanoString has a seasoned executive team, a long history of technical innovation, and an enviable portfolio of technologies. I look forward to working with Brad and the team to grow the business and create shareholder value.”
About NanoString Technologies, Inc.
NanoString Technologies is a leading provider of life science tools for discovery and translational research. The company provides three platforms that allow researchers to map the universe of biology. The nCounter® Analysis System, cited in more than 5,000 peer-reviewed publications, offers a way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision. NanoString’s GeoMx® Digital Spatial Profiler enables highly multiplexed spatial profiling of RNA and protein targets in various sample types, including FFPE tissue sections, and has been cited in more than 90 peer-reviewed publications. The CosMx Spatial Molecular Imager, with commercial availability expected in 2022, enables highly sensitive, high-resolution imaging of hundreds to thousands of RNAs or proteins directly from single cells within morphologically intact whole tissue sections. For more information, please visit www.nanostring.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expectations for demand for our products and growth in our business, future revenue growth, the impact of new products and expansion into new markets, the growth trajectory of our nCounter and GeoMx franchises, and the anticipated launch of new products and technology. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; the extent and duration of the impact of the COVID-19 pandemic and adverse conditions in the general domestic and global economic markets; the effects of ongoing litigation; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing and product development; as well as the other risks set forth in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.
NanoString, NanoString Technologies, the NanoString logo, GeoMx, and nCounter are trademarks or registered trademarks of NanoString Technologies, Inc. in various jurisdictions.
Contact
Doug Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768